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                                                                    EXHIBIT 10.5

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of August 14, 2000, by and between PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation (the "Company"), and STUART A. TANZ ("Executive").

                                    RECITALS

     A. The Company and Executive entered into that certain Employment Agreement (the "Original Agreement") dated as of August 13, 1997 (the "Date of Initial Employment").

     B. The Company and Executive entered into that certain First Amendment to Employment Agreement dated as of September 23, 1998 (the "First Amendment") in connection with certain matters described therein.

     C.   The term of the Original Agreement expires on August 13, 2000.

     D. The Company and Executive wish to amend and restate the Employment Agreement to incorporate the First Amendment and to reflect certain matters described herein.

                                    AGREEMENT

1.   EMPLOYMENT

     The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth below.

2.   TERM AND RENEWAL

     2.1 Term. The term of this Agreement shall commence on August 14, 2000 (the "Effective Date"), and shall continue for four years from the Effective Date (the "Original Employment Term"), on the terms and conditions set forth below, unless sooner terminated as provided in Section 5.

     2.2 Extension. Following the expiration of the Original Employment Term and provided that this Agreement has not been terminated pursuant to Section 5, and every year thereafter, the Agreement shall be automatically renewed for an additional 12 month period, effective on each anniversary date of the Effective Date. The Company may elect not to renew this Agreement upon completion of the Original Employment Term upon 90 days' written notice to Executive prior to expiration of the Original Employment Term; if the Company so elects not to renew such event shall be deemed a termination without cause and Executive shall be entitled to receive the Severance Amount and Severance Benefits provided for under Section 5.2 herein.


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3.   COMPENSATION

     3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive an initial annual base compensation ("Base Compensation") of $415,000 for the twelve-month period beginning January 1, 2000 and $465,000 for the twelve-month period beginning January 1, 2001, payable in substantially equal periodic installments. Thereafter, the Base Compensation shall be reviewed and adjusted annually as determined by the Compensation Committee (the "Compensation Committee") of the Board of the Company; provided, however, that the Base Compensation shall not be decreased during the term of this Agreement.

     3.2 Bonus Compensation. The Compensation Committee shall review Executive's performance at least annually during each year of the Original Employment Term and during any periods of automatic extension of this Agreement pursuant to
Section 2.2 and cause the Company to award Executive a cash bonus which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. The amount of such cash bonus shall be determined in the sole and absolute discretion of the Compensation Committee and shall be dependent on, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in funds from operations, and Executive's performance and contribution to increasing the funds from operations.

     3.3 Benefits.

         (a) Medical Insurance. The Company shall provide to Executive, Executive's spouse and children, at its sole cost, such health, dental and optical insurance as the Company may from time to time make available to its other executive employees.

         (b) Life and Disability Insurance. The Company shall provide Executive such disability and life insurance in an amount that shall not be less than $3 million.

         (c) Pension Plans, Etc. Executive shall be entitled to participate in all pension, 401(k) and other employee plans and benefits established by the Company on at least the same terms as the Company's other executive employees.

     3.4 Automobile Allowance. The Company shall provide Executive with an automobile allowance of $1,500.00 per month during the term of Executive's employment with the Company.

     3.5 Vacation. Executive shall be entitled to five vacation weeks (25 business days) in each calendar year, subject to and on a basis consistent with Company policy. In addition, Executive shall be entitled to all Company holidays.


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4.   POSITION AND DUTIES

     4.1 Position. Executive shall serve as Chief Executive Officer and President of the Company. In addition, for so long as Executive is elected by the Company's stockholders to serve as a member of the board of directors of the Company (the "Board"), then, for so long as Executive is an employee of the Company, Executive hereby agrees to serve as a member thereof. The Company agrees that the duties that may be assigned Executive shall be the usual and customary duties of the offices of Chief Executive Officer and President. Executive shall have such executive power and authority as shall reasonably be required to enable Executive to discharge the duties of such offices. At the Company's request, Executive may, at Executive's discretion, serve the Company and its respective subsidiaries in other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event the Company and Executive mutually agree that Executive shall terminate Executive's service in any one or more of the aforementioned capacities, or Executive's service in one or more of the aforementioned capacities is terminated, Executive's compensation, as specified in this Agreement, shall not be diminished or reduced in any manner.

     4.2 Devotion of Time and Effort. Executive shall use Executive's good faith best efforts and judgment in performing Executive's duties as required hereunder and to act in the best interests of the Company. Executive shall be employed full time by the Company and shall devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy Executive's required responsibilities and duties hereunder.

     4.3 Other Activities. Executive may engage in other activities for Executive's own account while employed hereunder, including, without limitation, charitable, community and other business activities, provided that such other activities do not materially interfere with the performance of Executive's duties hereunder and provided that Executive shall not become an officer or director of Revenue Properties Company Limited, a corporation organized under the laws of Ontario, Canada, or Revenue Properties (U.S.), Inc., a Delaware corporation ("RPUS").

     4.4 Business Expenses. The Company shall promptly, but in no event later than ten days after submission of a claim of expenditure, reimburse Executive for all reasonable business expenses including, without limitation, business seminar fees, professional association dues, bar dues, country club membership fees, including but not limited to membership in Young Presidents Organization, and other reasonable entertainment expenses incurred by Executive in connection with the business of the Company, upon presentation to the Company of written receipts for such expenses. Such reimbursement shall also include, but not be limited to, reimbursement for all reasonable travel expenses, including all airfare, hotel and rental car expenses incurred in travelling in connection with the business of the Company.

     4.5 Company's Obligations. The Company shall provide Executive with any and all necessary or appropriate current financial information and access to current information and records regarding all material transactions involving the Company, including but not limited to acquisition of assets, personnel contracts, dispositions of assets, service agreements and registration statements or other state or federal filings or disclosures, reasonably necessary for


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Executive to carry out Executive's duties and responsibilities hereunder. In addition, the Company agrees to provide Executive, as a condition to Executive's services hereunder, such staff, equipment and office space as is reasonably necessary for Executive to perform Executive's duties hereunder.

5.   TERMINATION

     5.1 By Company Without Cause. The Company may terminate this Agreement without "cause" (as hereinafter defined) at any time following the Effective Date, provided that the Company first deliver to Executive the Company's written election to terminate this Agreement at least 90 days prior to the effective date of termination.

     5.2 Severance Payment.

         (a) Amount. In the event the Company terminates Executive's services hereunder pursuant to Section 5.1 or by Executive pursuant to Section 5.4 or 5.6, Executive shall continue to render services to the Company pursuant to this Agreement until the date of termination and shall continue to receive compensation, as provided hereunder, through the termination date. In addition to other compensation payable to Executive for services rendered through the termination date, the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the sum of (i) forty-eight times Executive's highest monthly Base Compensation paid hereunder during the preceding twenty-four month period plus (ii) four times the average annual bonus (excluding any bonus payment deemed by the Compensation Committee in its sole discretion to be a "Special Bonus") received by the Executive during the preceding twenty-four month period (the "Severance Amount").

         (b) Benefits. In the event Executive's employment hereunder is terminated by the Company without cause pursuant to Section 5.1 or by Executive pursuant to Section 5.4 or 5.6, then in addition to paying Executive the Severance Amount, the Company shall continue to provide to Executive and Executive's spouse and children, as applicable, all of the benefits described in
Section 3.3 for a period of two years commencing on the date of such termination (the "Severance Benefits").

         (c) Acceleration of Vesting. In the event Executive's employment hereunder is terminated by the Company without cause pursuant to Section 5.1 or by Executive pursuant to Section 5.4 or 5.6, then in addition to paying Executive the Severance Amount and the Severance Benefits, the vesting of (i) the unvested portion of any stock option to purchase Company common stock granted to Executive ("Stock Options") and (ii) any shares of Company common stock granted to Executive which is subject to forfeiture ("Restricted Stock"), shall be accelerated and shall become fully vested and, with respect to Restricted Stock, shall cease to be subject to forfeiture and, with respect to Stock Options, shall be exercisable.


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     (d) 280G "Gross-Up".

         (i) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the "Payment") would be subject to the excise tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 5.2(d), shall be equal to the Payment;

         (ii) All determinations required to be made under this Section 5.2(d), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be used in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment. For the purposes of this Section 5.2(d), the "Accountants" shall mean the Company's independent certified public accountants serving immediately prior to the Change in Control (as defined in Section 5.6). In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company and it shall be the Company's obligation to cause the Accountants to take any actions required hereby. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income), and to have otherwise


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allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Executive is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by Executive of the Accountants' determination. Any determination by the Accountants shall be binding upon the Company and Executive. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this
Section 5.2(d) (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 5.2(d)(ii) and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive's benefit; and

         (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (A) give the Company any information reasonably requested by the Company relating to such claim;

               (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

               (C) cooperate with the Company in good faith in order to effectively contest such claim; and

               (D) permit the Company to participate in any proceedings relating to such claims;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 5.2(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any


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          and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     5.3 By the Company For Cause. The Company may terminate Executive for cause at any time, upon written notice to Executive. For purposes of this Agreement, "cause" shall mean:

         (a) Executive's conviction for commission of a felony or a crime involving moral turpitude;

         (b) Executive's willful commission of any act of theft, embezzlement or misappropriation against the Company;

         (c) Executive's willful and continued failure to substantially perform Executive's duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties; or

         (d) Executive's death or Disability (as hereinafter defined).

     In the event Executive is terminated for cause pursuant to this Section 5.3, Executive shall have the right to receive Executive's compensation as otherwise provided under this Agreement through the effective date of termination. Executive shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company as a result of this Agreement or the termination of Executive pursuant to this Section 5.3, except as set forth below with respect to a termination due to Executive's Disability.


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     In the event Executive is terminated by reason of Executive's Disability
(but not death), the Company shall immediately pay Executive a single severance payment equal to the Severance Amount. Said payment shall be in addition to any disability insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder. For purposes of this Agreement, the term "Disability" shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive's duties hereunder for six consecutive calendar months or for shorter periods aggregating 180 business days in any 12 month period, but only to the extent that such definition does not violate the Americans with Disabilities Act of 1990.

     5.4 By Executive For Good Reason. Executive may terminate this Agreement for good reason upon at least 10 days' prior written notice to the Company. For purposes of this Agreement, "good reason" shall mean:

         (a) the Company's material breach of any of its respective obligations hereunder and either such breach is incurable or, if curable, has not been cured within 15 days following receipt of written notice by Executive to the Company of such breach by either of the Company;

         (b) any removal of Executive from one or more of the offices of Chief Executive Officer, President and Director without cause and without Executive's prior written consent;

         (c) any material decrease in Executive's authority or responsibilities as Chief Executive Officer and President of the Company without Executive's prior written consent; or

         (d) if Executive is not elected by the Company's stockholders to serve as a member of the Board.

     In the event that Executive terminates this Agreement for good reason pursuant to this Section 5.4, Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination and shall also have the same rights and remedies against the Company as Executive would have had if the Company had terminated Executive's employment without cause pursuant to Section 5.1 (including the right to receive the Severance Amount payable and the Severance Benefits to be provided under Section 5.2).

     5.5 Executive's Voluntary Termination. Executive may, at any time, terminate this Agreement without good reason upon written notice delivered to the Company at least 90 days prior to the effective date of termination. In the event of such voluntary termination of this Agreement by Executive: (i) Executive shall have the right to receive Executive's compensation as provided hereunder through the effective date of termination; and (ii) the Company on the one hand, and Executive, on the other hand, shall not have any further right or remedy against one another except as provided in Sections 6, 7 and 8 hereof which shall remain in full force and effect.


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     5.6 Change of Control. Executive may terminate this Agreement, upon at least 10 days' prior written notice to the Company at any time within one year after a "change in control" (as hereinafter defined) of the Company. In the event Executive terminates this Agreement within one year after a change in control pursuant to this Section 5.6, (i) Executive shall continue to render services pursuant hereto and shall continue to receive compensation, as provided hereunder, through the termination date, (ii) the Company shall pay Executive no later than the date of such termination, as a single severance payment, an amount equal to the Severance Amount and (iii) following such termination, the Company shall provide the Severance Benefits as required by Section 5.2(b). For purposes of this Agreement, a "change in control" shall mean the occurrence of any of the following events:

         (a) the individuals constituting the Board as of the date of the initial public offering of common stock of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

         (b) provided that the number of shares of common stock of the Company directly held by RPUS and its subsidiaries (other than the Company and the Company's subsidiaries) represents 50% or less of the total outstanding shares of common stock of the Company, an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (other than RPUS and its subsidiaries) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; or

         (c) approval by the stockholders of the Company of:

             (i) a merger, consolidation, share exchange or reorganization of the Company, unless the stock holders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; provided, however, that a merger, consolidation, share exchange or reorganization of the Company shall not constitute a "change in control" if such merger, consolidation, share exchange or reorganization of the Company is approved by the Board and is recommended by Executive to the Board for its approval; or

             (ii) a complete liquidation or dissolution of the Company; or


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             (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

6.   CONFIDENTIALITY

     During the term of Executive's employment under this Agreement, Executive will have access to and become acquainted with various information relating to the Company's business operations, marketing data, business plans, strategies, employees, contracts, financial records and accounts, projections and budgets, and similar information. Executive agrees that to the extent such information is not generally available to the public and gives the Company an advantage over competitors who do not know of or use such information, such information and documents constitute "trade secrets" of the Company. Executive further agrees that all such information and documents relating to the business of the Company whether they are prepared by Executive or come into Executive's possession in any other way, are owned by the Company and shall remain the exclusive property of the Company. Executive shall not misuse, misappropriate or disclose any trade secrets of the Company directly or indirectly, or use them for Executive's own benefit, either during the term of this Agreement or at any time thereafter, except as may be necessary or appropriate in the course of Executive's employment with the Company unless such action is either previously agreed to in writing by the Company or required by law.

7.   NON-SOLICITATION

     For a period of one year following the date Executive's employment hereunder is terminated, Executive shall not solicit or induce any of the Company's employees, agents or independent contractors to end their relationship with the Company, or recruit, hire or otherwise induce any such person to perform services for Executive, or any other person, firm or company. The restrictions set forth in this Section 7 shall not apply if Executive's employment is terminated pursuant to Section 5.1, 5.4 or 5.6.

8.   NON-COMPETITION AFTER TERMINATION

     For a period of one (1) year following the date Executive's employment hereunder is terminated, Executive shall not engage in the ownership, development, acquisition, renovation, management or leasing of any shopping center properties in the Butte, Marin, Sacramento, San Mateo, Santa Clara and Sonoma counties of Northern California, the Orange, Riverside, San Bernardino and San Diego counties of Southern California, the Las Vegas metropolitan area in Nevada, the Maysville seven-county area in Kentucky, the Seattle metropolitan area in Washington, the Portland metropolitan area in Oregon, the Orlando metropolitan area in Florida, the Memphis metropolitan area in Tennessee, the Albuquerque metropolitan area in New Mexico and any other county in which the Company acquires shopping center property during the term of Executive's employment hereunder (collectively, the "Restricted Area"). In addition, Executive shall not engage in any active or passive investment in or reasonably relating to the ownership, development, acquisition, renovation, management or leasing of shopping center properties in the Restricted Area for a period of one year following the date of termination, with the exception of the ownership of up to one percent of the securities of any publicly-traded companies involved in such activities. Nothing herein shall relieve or limit Executive's


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obligation to comply with Sections 6 and 7. The restrictions set forth in this
Section 8 shall not apply if Executive's employment is terminated pursuant to
Section 5.1, 5.4 or 5.6.

9.   INDEMNIFICATION

     To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to Executive discharging Executive's duties hereunder on behalf of the Company, so long as Executive acted in good faith within the course and scope of Executive's duties with respect to the matter giving rise to the claim or Damages for which Executive seeks indemnification.

10.   GENERAL PROVISIONS

     10.1 Assignment; Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

     10.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given where received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FEDEX); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     If to the Company:            Pan Pacific Retail Properties, Inc.
                                   1631-B South Melrose Drive
                                   Vista, CA 92083
                                   Attention:     Secretary
                                   Facsimile:     (760) 727-1430/1534

     If to Executive:              STUART A. TANZ
                                   Pan Pacific Retail Properties, Inc.
                                   1631-B South Melrose Drive
                                   Vista, CA 92083
                                   Facsimile:     (760) 727-1430/1534

Any party may change its address for the purpose of this Section 10.2 by giving the other party written notice of its new address in the manner set forth above.


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     10.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the Company and Executive with respect to the employment of Executive by the Company.

     10.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.

     10.5 Provision; Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.

     10.6 Attorneys' Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

     10.7 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.

     10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE COMPANY


PAN PACIFIC RETAIL PROPERTIES, INC.
a Maryland corporation

By:  /s/ JOSEPH B. TYSON
    -------------------------------
    Joseph B. Tyson,
    Executive Vice President


EXECUTIVE

     /s/ STUART A. TANZ
-----------------------------------
         Stuart A. Tanz


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